Exhibit 10.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

between

YOUR COMMUNITY BANK

and

CITIZENS BANK (HARTFORD, KY.)

December 4, 2015

i

ii

Section 11.06.	Survival of Representations and Warranties; Risk of Loss	30
Section 11.07.	Entire Agreement	30
Section 11.08.	Headings and Captions	31
Section 11.09.	Waiver, Amendment or Modification	31
Section 11.10.	Rules of Construction	31
Section 11.11.	Counterparts	31
Section 11.12.	Successors and Assigns	31
Section 11.13.	Governing Law; Assignment	31
Section 11.14.	Time of Essence	31
Section 11.15.	Waiver of Jury Trial	31

Schedule A — Legal Description of Real Property

Schedule B — Description of Excluded Personal Property

Schedule C — Assumed Contracts

Schedule D — Safe Deposit Box Business

Schedule E — Deposit Liabilities

Exhibit 1 — Additional Definitions

Exhibit 2 — Form of Assignment and Assumption of Deposit Liabilities Agreement

Exhibit 3 — Form of Assignment and Assumption of Contracts Agreement

Exhibit 4 — Form of Bill of Sale

Exhibit 5 — Form of Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts

Exhibit 6 — Form of Limited Power of Attorney

iii

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and executed as of the 4TH day of December, 2015, by and between YOUR COMMUNITY BANK, an Indiana banking corporation (“Seller”), and CITIZENS BANK (HARTFORD, KY.), a Kentucky banking corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates a banking office located at 925 West Main Street, Munfordville, Kentucky 42765 (the “Branch”);

WHEREAS, Seller desires to sell and Buyer desires to acquire the Branch, and, in that regard, Seller desires to sell and Buyer desires to purchase and acquire certain assets related thereto maintained at the Branch;

WHEREAS, Seller desires to transfer and Buyer desires to assume certain deposit accounts maintained at or for the Branch and certain other liabilities pertaining to the continuing operations thereof; and

WHEREAS, capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned to such terms in Exhibit 1 hereto.

NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.01.                          Purchase of Assets.  Upon the terms and subject to the conditions and representations set forth herein, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets (collectively, the “Assets”), by documentation reasonably satisfactory as to form and substance to Buyer, as of the close of business on the Closing Date (as defined in Section 2.02 below):

(a)                                 Books and Records.  All books, records, documents, files, combinations, keys, security codes and the like relating solely to the Assets enumerated in this Section 1.01 and the Assumed Liabilities (as defined in Section 1.02 below) as of the close of business on the Closing Date (collectively, the “Records”).

(b)                                 Real Property.  The real estate located at 925 West Main Street, Munfordville, Kentucky 42765, more particularly described in Schedule A to this Agreement, including the buildings, fixtures and other improvements thereon and easements associated therewith, and any tenements, hereditaments, rights, privileges, interests, leases, easements and appurtenances belonging or in any way pertaining thereto, including any right, title or interest of Seller in and to adjacent streets, roads, alleys and rights of way (collectively, the “Real Property”), upon which the Branch is located.

(c)                                  Personal Property.  The furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch as of the close of business on the Closing Date, including any ATM machines located at the Branch, and all personal property used in connection with the safe deposit box business being transferred to Buyer hereunder (exclusive of the contents of leased safe deposit boxes), and with any manufacturers’ warranties or maintenance or service agreements thereon which are in effect on the Closing Date and are assignable to Buyer (collectively, the “Personal Property”), except those items excluded as set forth on Schedule B to this Agreement.  If, prior to the Closing Date, any item of Personal Property is disposed of, stolen, destroyed or otherwise lost, such item shall be excluded from the sale contemplated hereby, and the term “Personal Property” as used herein shall exclude any such item(s).  If, prior to the Closing Date, any item of Personal Property is damaged by fire or other casualty, such item(s), if repairable in the reasonable discretion of Buyer, shall be sold to Buyer (in accordance with the provisions hereof) and the insurance proceeds relating to such item shall be assigned to Buyer, it being understood that if any such item is not repairable in the reasonable discretion of Buyer, it shall be excluded from the sale contemplated hereby.

(d)                                 Assumed Contracts.  Seller’s rights under, or created by those contracts and leases relating to the operation or maintenance of the Branch that are identified on Schedule C hereto, copies of which have been made available to Buyer, to the extent assignable by Seller (collectively, the “Assumed Contracts”).

(e)                                  Cash on Hand.  All teller working cash, petty cash, ATM cash and vault cash at the Branch as of the close of business on the Closing Date (the “Cash on Hand”), the exact amounts of which will be certified by Buyer and Seller at the Closing.

(f)                                   Safe Deposit Box Business.  All safe deposit box business, and the agreements and pre-paid rent related thereto, located at the Branch as of the close of business on the Closing Date (the “Safe Deposit Box Business”).  A list of leased safe deposit boxes as of October 1, 2015, is set forth on Schedule D hereto and Schedule D shall be updated by Seller to include a complete and accurate list of the Safe Deposit Box Business as of the Closing Date.  The Safe Deposit Box Business includes, without limitation, safe deposit box contracts and leases, the removable safe deposit boxes (exclusive of the contents of leased safe deposit boxes) and safe deposit stacks in the vault and all keys and combinations thereto and all prepaid rent for any safe deposit contracts or leases.

(g)                                  Intangible Property.  All of Seller’s right, title and interest in and to shrink wrap, desktop software installed on and used on the computers at the Branch, rights to the post office box used for the Branch and telephone and facsimile numbers used at the Branch, to the extent freely assignable by Seller.

(h)                                 Pre-paid Expenses.  Except for those items to be pro-rated pursuant to Section 2.06, all pre-paid expenses related to or associated with the Assets for periods occurring after the Closing Date.

Section 1.02.                          Assumption of Liabilities.  Upon the terms and subject to the conditions set forth herein, Seller shall transfer and assign to Buyer, and Buyer shall assume from Seller and agree to fully and timely pay, perform and discharge, by documentation reasonably satisfactory as to form and substance to Seller, as of the close of business on the Closing Date, the following liabilities, and none other (collectively, the “Assumed Liabilities”):

(a)                                 Deposit Liabilities.  Except as otherwise provided in this Section 1.02(a), all deposit liabilities maintained at the Branch, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, but prior to the transfer of any deposits to repurchase agreements, including accrued but unpaid interest thereon through the Closing Date, except as provided in Section 2.03(c) hereof and subject to the last sentence of this Section 1.02(a) (the “Deposits” or “Deposit Liabilities”), which such Deposit Liabilities as they existed on October 1, 2015, are identified on Schedule E hereto.  As used herein, the term “Deposit Liabilities” shall include all of the deposit products offered by Seller from the Branch, including, without limitation, all savings accounts, NOW accounts, passbook accounts, statement accounts, checking accounts, money market accounts, “sweep” accounts and related repurchase agreements and certificates of deposit, whether represented by collected or uncollected funds, as reflected in Seller’s Records.  Notwithstanding the foregoing, the parties agree that the terms “Deposits” and “Deposit Liabilities” shall not include any: (i) certificates of deposit maturing in 2020-2022; (ii) deposits related to, held on account for, or which are health savings accounts; or (iii) deposits that as of the close of business on the Closing Date should have been paid by Seller to the unclaimed property department of any governmental entity under applicable escheat or unclaimed property laws.

(b)                                 Assumed Contracts.  The obligations and liabilities of Seller under the Assumed Contracts arising after the Closing Date.

(c)                                  Safe Deposit Box Business.  All of the obligations and liabilities of Seller arising after the Closing Date under the Safe Deposit Box Business.

(d)                                 Liabilities Not Assumed by Buyer.  Other than those liabilities specifically assumed in Sections 1.02(a), 1.02(b), 1.02(c), 1.02(d) and 2.03 hereof, Buyer shall not assume any liabilities of Seller, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of business at the Branch on or prior to the Closing Date (the “Excluded Liabilities”).

Section 1.03.                          Names and Marks.  Seller is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire, any rights or interest in or to:  (a) the names “Your Community Bank”, or any derivation thereof, or (b) any logos, service marks or trademarks, advertising materials or slogans or any similar items used by Seller in connection with its business, whether or not such is or was copyrighted or registered.  Preceding the Closing Date, Seller shall begin the removal from the Branch of signs, logos and other insignia identifying or identified with Seller.  No signs, logos or insignia identifying or identified with Buyer may be installed in or affixed to the premises until after the close of business on the last business day preceding the Closing.  On and after the Closing Date, Buyer shall not use the name or service mark of Seller in any manner in connection with the operation of the Branch, except in accordance with the provisions of Section 9.01 hereof.  No activity conducted by Buyer on or after the Closing Date shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.  Buyer shall return to Seller any remaining signs, logos and insignia of Seller removed by Buyer from the Branch after Closing.

Section 1.04.                          Excluded Assets.  Except as specifically set forth herein, Seller is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire, any rights or interest in or to any assets of Seller, including, without limitation, any loans of Seller.

ARTICLE 2

CLOSING, CALCULATION OF PURCHASE PRICE AND CLOSING DELIVERIES

Section 2.01.                          The Closing.  The closing of the purchase and assumption transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Stoll Keenon Ogden PLLC, 500 West Jefferson Street, Louisville, Kentucky, 40202 or at such other location as the parties may agree, at 10:00 a.m. Eastern Time on the Closing Date described in Section 2.02 of this Agreement.

Section 2.02.                          The Closing Date.  The Closing shall take place on a date mutually agreed upon, in writing, by the parties, as soon as reasonably practicable following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article Seven (other than obligations to be performed at Closing), provided that the Closing shall be held on a Friday in 2016 following the date on which all such conditions have been satisfied (or waived) and that Buyer’s data processing vendor is available to undertake the computer conversion on behalf of Buyer. The purchase and assumption transaction contemplated by this Agreement shall become effective at the close of business on the day of the Closing (the “Closing Date”).

Section 2.03.                          Retirement Accounts.

(a)                                 At the Closing, Seller shall resign as trustee and custodian with respect to any individual retirement account (“IRA Account”) as to which Seller is trustee or custodian and as to which one or more of the assets included therein is a deposit included within the Deposits transferred to Buyer on the Closing Date.  Seller will use reasonable efforts and will cooperate with Buyer in taking any action reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer of Seller’s authority and responsibility as custodian of all IRA Accounts, including sending to the depositors thereof appropriate notices (including notice of Seller’s resignation), cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities.

(b)                                 Buyer covenants and agrees that it will, if so designated or appointed as successor trustee or custodian under the IRA Accounts, promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the trustee or custodian with respect to such accounts pursuant to law, or pursuant to the governing documents establishing such IRA Account.

(c)                                  If an individual depositor holding an IRA Account refuses to accept the designation or appointment of Buyer as successor trustee or custodian with respect to any such IRA Account, Buyer shall promptly so inform Seller, and none of the deposits contained in such IRA Account (the “IRA Deposits”) shall be treated as Deposit Liabilities hereunder, but shall remain the liability and obligation of Seller, and the amount of such IRA Deposits, less the applicable Premium paid by Buyer to Seller pursuant to Section 2.04(a)(vi) for such IRA Deposits, shall be paid by Buyer to Seller promptly upon demand.

Section 2.04.                          Calculation and Payment of Purchase Price.  The calculation and payment of the Purchase Price (defined herein) shall be made as follows:

(a)                                 Seller shall pay to Buyer an amount of cash (the “Purchase Price”), in addition to the transfer of Cash on Hand, equal to:

(i)            the aggregate amount of principal and accrued interest of the Deposit Liabilities; plus

(ii)           the net amount of any prorated items required by Section 2.06 hereof owed by Seller to Buyer; minus

(iii)          the Acquisition Value (defined herein) of the Assets (exclusive of the Cash on Hand); minus

(iv)          the amount of Cash on Hand; minus

(v)           the net amount of any prorated items required by Section 2.06 hereof owed by Buyer to Seller; minus

(vi)          the “Premium”, which shall be equal to 1.77% of the average daily balance of the Deposit Liabilities for the ten (10) business days immediately preceding the Closing Date.

(b)                                 On the Closing Date, Seller shall transfer to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, an amount which Seller reasonably in good faith estimates to be the amount of the Purchase Price, which estimated amount shall be based upon the Deposit Liabilities, the proration amounts, the Acquisition Value of the Assets, and the Premium as of the close of business on the third (3rd) business day prior to the Closing Date (the “Estimated Purchase Price”).

(c)                                  On the Adjustment Payment Date (as defined below), an adjustment payment (the “Adjustment Payment”) shall be made either by Seller to Buyer or by Buyer to Seller, as appropriate, so as to correct any discrepancy between the amount of the Estimated Purchase Price paid under the preceding paragraph and the Purchase Price calculated in accordance with Section 2.04(a).  Seller and Buyer shall prepare a closing statement which reflects the calculation of the Adjustment Payment relative to the Estimated Purchase Price within thirty (30) business days after the Closing Date.  If Buyer and Seller are unable to agree upon the closing statement within such thirty (30) business days, the closing statement, or so much thereof as has been prepared by the parties, shall be submitted to Dean, Dorton, Allen & Ford, P.S.C. (the “Independent Accountant”), along with objections thereto and supporting documentation from each of Buyer and Seller.  The Independent Accountant shall determine the Purchase Price and Adjustment Payment based on the terms of this Agreement and such determination shall be final and binding.  The “Adjustment Payment Date” shall be the fifth (5th) business day after the completion and approval of the closing statement by Buyer and Seller or the written determination by the Independent Accountant.  The Adjustment Payment due to either Seller or Buyer pursuant to this paragraph shall be paid to Seller or Buyer (as applicable) on or before the Adjustment Payment Date by the payor party by wire transfer in immediately available funds to an account designated by the payee party, with interest thereon from the

Closing Date through the date of payment at a rate equal to the effective Federal Funds rate as published by the Federal Reserve.  Buyer and Seller shall provide one another and the Independent Accountant with access to all books and records necessary to determine the Adjustment Payment.  Each of Seller and Buyer shall pay one-half of the Independent Accountant’s fees.

(d)                                 For purposes of this Agreement, the “Acquisition Value” of the Assets shall be the sum of the following:

(i)                                     for the Real Estate, an amount equal to $260,000; plus

(ii)                                  the net book value of the Personal Property as of the close of business on the Closing Date as shown on the books and records of Seller, which amount as of October 1, 2015 is specified in Schedule B.

Section 2.05.                          Allocation of Purchase Price.  The Purchase Price, as adjusted in accordance with Section 2.04(c) above, and the liabilities assumed by Buyer pursuant to Section 1.02 hereof, shall be allocated on an allocation schedule to be agreed upon by Buyer and Seller within forty-five (45) calendar days after the Closing Date.  The allocation is intended to comply with the allocation method required by Section 1060 of the Code.  The parties shall (i) each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any Tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.

Section 2.06.                          Prorations.  The parties intend that Seller shall operate for its own account the business conducted at the Branch until the close of business on the Closing Date, and that Buyer shall operate such business for its own account after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of income or expense directly attributable to the operation of the Branch (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Buyer following the Closing Date), (ii) taxes associated with the Real Property and Personal Property, (iii) payments due on Assumed Contracts, (iv) any unearned non-interest income associated with the Safe Deposit Box Business, (v) assessments (including, without limitation, assessments attributable to FDIC deposit insurance) and (vi) similar income or expenses related to the Assets transferred hereunder.  To the extent any such expense item has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate adjustment in favor of Seller.

Section 2.07.                          Closing Deliveries.  At the Closing, Seller shall deliver to Buyer:

(i)            a Certificate or Certificates signed by an appropriate officer of Seller stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 7.02(b) and 7.02(d), insofar as Section 7.02(d) pertains to approvals required to be obtained by Seller, have been satisfied or waived as provided therein;

(ii)           evidence of payment to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, of the Estimated Purchase Price;

(iii)          a certified copy of the articles of incorporation, as amended, bylaws, as amended, and resolutions of the Board of Directors of Seller authorizing the execution of this Agreement and the consummation of the purchase and assumption transaction contemplated hereby;

(iv)          an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 2 hereto;

(v)           an executed Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 3 hereto;

(vi)          an executed Bill of Sale in substantially the form set forth in Exhibit 4 hereto;

(vii)         a special warranty deed (subject to Permitted Encumbrances), conveying the Real Property to Buyer;

(viii)        an executed Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts in substantially the form set forth in Exhibit 5;

(ix)          an executed Limited Power of Attorney in substantially the form set forth in Exhibit 6;

(x)           such other bills of sale, assignments, and other instruments and documents as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer good, marketable and insurable title to the Assets;

(xi)          listings of the Deposit Liabilities as of the Closing Date (the “Deposit Listings”) on magnetic tape or utilizing such other method of information transfer as the parties may mutually agree, which Deposit Listings shall include, for each account, the account number, outstanding principal balance, and accrued interest;

(xii)         such Records as are capable of being delivered to Buyer, which Records may, at Seller’s option, be delivered by delivery of imaged photocopies or other non-original and non-paper media in lieu of original copies;

(xiii)        updated schedules, as applicable, of the Personal Property, the Safe Deposit Box Business, and the Deposit Liabilities as of the latest date preceding the Closing Date for which such information is available;

(xiv)        an executed certificate, in form and substance reasonably satisfactory to Buyer, as to the non-foreign status of Seller pursuant to Section 1.445-2(b)(2) of the United States Treasury Regulations; and

(xv)         Cash on Hand.

(b)                                 At the Closing, Buyer shall deliver to Seller:

(i)            a Certificate or Certificates signed by an appropriate officer of Buyer stating that (A) each of the representations and warranties contained in Article Four is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 7.01(b) and 7.01(d), insofar as Section 7.01(d) pertains to approvals required to be obtained by Buyer, have been satisfied or waived as provided therein;

(ii)           a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the purchase and assumption transaction contemplated hereby;

(iii)          an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 2 hereto;

(iv)          an executed Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 3 hereto;

(v)           an executed Bill of Sale in substantially the form set forth in Exhibit 4 hereto; and

(vi)          an executed Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts in substantially the form set forth in Exhibit 5 hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties:

Section 3.01.                          Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has the corporate power to carry on its business as the same is being conducted at the Branch and to effect the transactions contemplated herein.

Section 3.02.                          Authorization.  All necessary corporate actions have been taken to authorize the execution of this Agreement on Seller’s behalf by Seller’s duly authorized officers and the performance by Seller of its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 3.03.                          Non-Contravention.  Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Seller, (ii) constitute or result in a Default under, or require any Consent apart from necessary Consents from Regulatory Authorities pursuant to applicable Law, or result in the creation of any Encumbrance on any of the Assets under, any Contract or Governmental Authorization of or applicable to Seller, or (iii) violate any Law or Order applicable to Seller or any of the Assets.

Section 3.04.                          Compliance with Law.  Seller has all Governmental Authorizations that are legally required to enable it to conduct its business at the Branch as presently conducted in all material respects.  Seller is conducting its business at the Branch and with respect to the Assets and Assumed Liabilities in compliance in all material respects with all applicable Laws.  Seller is not subject to any Order, Contract or other Regulatory Authority Proceeding with or by any Regulatory Authority having supervisory or regulatory authority with respect to Seller (collectively, “Enforcement Action”), which Enforcement Action prohibits Seller from entering this Agreement or consummating the transactions contemplated hereby.

Section 3.05.                          Deposits.  All of the Deposits domiciled at the Branch were issued and remain in compliance in all material respects with all applicable Laws and Orders and are insured by the FDIC to the maximum extent provided in the rules and regulations of the FDIC, and Seller has paid all assessments and has filed all reports required to be filed by it with the FDIC concerning the Deposits.  No action is pending, or to the Knowledge of Seller, threatened by the FDIC with respect to the termination of such insurance.  The Deposits are genuine and enforceable obligations of Seller.  The balance of each deposit account included in the Deposits as shown on Seller’s books and records as of the close of business on the Closing Date will be true and correct.  Seller has the right to transfer or assign each of the Deposits to Purchaser subject to receipt of applicable Governmental Authorizations.

Section 3.06.                          Real Property Matters.

(a)                                 As to the Real Property, Seller is the owner of good and marketable fee simple interest in the Real Property, free and clear of any Encumbrances and subject only to Permitted Encumbrances and those exceptions accepted or waived by Buyer.

(b)                                 None of the Real Property is leased or subleased by Seller to any Person and, except for Permitted Encumbrances, Seller has not granted any Person any rights to, interests in or Encumbrances upon the Real Property.

(c)                                  As of the date hereof, (a) there is no condemnation proceeding pending or, to the Knowledge of Seller, threatened, which would preclude or impair the use of the Branch as presently being used in the conduct of business of Seller; and (b) Seller has received no notices, oral or written, and has no reason to believe, that any Governmental Body having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

(d)                                 Apart from noncompliances which in the aggregate would not have a Material Adverse Effect, to the Knowledge of Seller, the improvements on the Real Property comply with all (and Seller has not received an uncured notice from any Governmental Body respecting any violation of any) applicable zoning, building, fire, health, safety, handicapped persons, and land use laws, codes and ordinances and any and all requirements imposed in connection with the zoning or rezoning of the Real Property (including, without limitation, requirements with respect to on-site storm water detention or retention).  The improvements and building systems comprising the Real Property are in all material respects in good operating condition and repair, excluding normal wear and tear.  The Real Property is connected to and serviced by water, solid waste and sewage disposal, storm drainage, telephone, gas and electricity facilities, each of which is, to the Knowledge of Seller, in good operating condition, subject to ordinary wear, and is adequate in all material respects for the present use and operation of the Branch.

(e)                                  There are no outstanding construction accounts payable or mechanics’ liens or rights to claim a mechanics’ lien in favor of any contractor, materialman or laborer or any other Person in connection with construction or work performed on any portion of the Real Property, other than construction or work performed for repairs made prior to Closing which will be paid for by Seller.

(f)                                   To the Knowledge of Seller, there are no encroachments from or upon property adjoining the Real Property (other than minor encroachments from the property adjoining the Real Property that does not materially interfere with operations on the Real Property) or upon any easements located on the Real Property.

Section 3.07.                          Assets.  In addition to the Real Property, Seller has good and marketable title to all other assets comprising the Assets free and clear of all Encumbrances other than Permitted Encumbrances, and except for Consents required to transfer the Assets, Seller has the right to sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in, to and under the Assets in accordance with the terms of this Agreement.  The Assets necessary to operate the Branch are in good operating condition, in all cases giving consideration to each item’s age and use and subject to ordinary wear.

Section 3.08.                          Environmental Matters.  Seller has made available to Buyer copies of all environmental reports, testing and site assessments on any Real Property obtained by it or in its possession.  To Seller’s Knowledge (without having undertaken or conducted any investigation or inquiry), no contamination, asbestos, petroleum products, or other Hazardous Materials are present on, in, under, or above the Real Property or any improvements thereon.  The Real Property currently is and has in the past been owned and operated by Seller in compliance with all material applicable Environmental Laws; there are no underground storage tanks on the Real Property; there are no liabilities to which Seller is subject with respect to the Real Property, whether accrued, contingent, absolute, determined or otherwise arising under or relating to any Environmental Law; and there are no facts, conditions or situations (including any discharges or releases of Hazardous Materials) which could reasonably be expected to result in such liability with respect to Seller’s past or present ownership, use or operations of the Real Property.  Seller has not received any notice, request for information, citation, complaint, summons or order relating to any violation or alleged violation of, or any liability under, any Environmental Law in connection with the Branch.  Except as to the foregoing representations and warranties, Seller makes no representation or warranty of any kind to Buyer or any third party whatsoever, expressed or implied, with respect to any environmental conditions.

Section 3.09.                          Litigation.  There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller and arising out of Seller’s operation of the Branch or ownership of the Assets affecting, in any material respect, the ability of Seller to carry out this Agreement or any of the transactions contemplated hereby.

Section 3.10.                          Contracts.  With respect to each of the Assumed Contracts: (i) the Contract is valid and in full force and effect in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity); (ii) Seller is not in Default thereunder; and (iii) no other party to any such Contract is, to the Knowledge of Seller, in Default thereunder.  Except as set forth on Schedule 3.10, each Contract that is an Assumed Contract or that is material to the Branch may be assigned by Seller without the Consent of the other party or parties thereto.

Section 3.11.                          Community Reinvestment Act.  Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.), and has no knowledge of any planned or threatened objections by any community group to the transactions contemplated hereby.  Seller was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision.

Section 3.12.                          Employee Matters.

(a)                                 Schedule 3.12 sets forth, as of the date shown on such Schedule, a complete and accurate list of the following information for each employee of Seller at the Branch (the “Employees”), including each employee on leave of absence or layoff status: name; job title;

years of service with Seller; current compensation paid or payable; vacation or other paid-time-off accrued; and service credited for purposes of vesting and eligibility to participate under any Controlled Group Plan.

(b)                                 Seller is not a party to any collective bargaining or other labor Contract respecting Employees at the Branch.  There is not pending or existing and, to the Knowledge of Seller, there is not threatened (i) any strike, slow down, picketing, work stoppage or employee grievance process or (ii) any Proceeding against or affecting Seller relating to the alleged violation of any Law pertaining to labor relations or employment matters respecting any Employee.

(c)                                  Neither Seller nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

(d)                                 Neither Seller nor any Controlled Group Member sponsors or ever has sponsored a defined benefit plan that is or was subject to Title IV of ERISA, no such plan has been terminated, no filing of a notice of intent to terminate such plan has been made, and the PBGC has not initiated any proceeding to terminate any such plan.

Section 3.13.                          Records.  The Records of Seller pertaining to the Assets, Assumed Liabilities and Employees are correct, accurate and complete in all material respects, and fairly reflect information regarding such Assets, Assumed Liabilities and Employees.  Such Records are in compliance in all material respects with all applicable Laws.

Section 3.14.                          Tax Matters.  Seller has filed all income Tax returns and reports related to the Branch, including amendments, which are materially correct, complete and comply in all material respects with all applicable Laws, and has paid all Taxes, including any related penalties, interest, and deficiencies, that have become due and payable by Seller with respect to the Branch, the Employees, or any of the Assets. Seller has withheld and paid to the appropriate Governmental Bodies all withholding Taxes relating to the payment of wages to the Employees required to be withheld and paid by Seller.  For all completed Tax years, Seller has sent to the designated account holder with respect to the Deposit Liabilities an IRS Form 1099 (or a substitute form permitted by law) relating to the interest, earnings, or dividends paid on the Deposit Liabilities for those periods, to the extent required by Law.

Section 3.15.                          Insurance.  Seller maintains in full force and effect insurance on the Real Property and the Assets against such risks and losses as are customary for comparable entities engaged in the same business and industry.

Section 3.16.                          IRA Documentation.  Seller’s IRA documentation complies in all material respects to the requirements of the Code and applicable Laws.  Such IRA accounts being assumed by Buyer have been established and maintained by Seller in compliance in all material respects with such requirements and Laws.

Section 3.17.                          Consents and Approvals.  Except for Governmental Authorizations, and consents relating to the IRA Accounts and Assumed Contracts, and the receipt of any required approvals from Regulatory Authorities, no Consents, approvals, filings or registrations with any Person are required in connection with Seller’s consummation of the transactions contemplated by this Agreement.

Section 3.18.                          Brokerage.  There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the purchase and assumption transaction contemplated by this Agreement.

Section 3.19.                          Statements True and Correct.  No representation or warranty by Seller contained in this Agreement (including, without limitation, the Schedules hereto) contains any untrue statement of fact or omits any statement of fact necessary to make the statements herein or therein not materially misleading.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Buyer hereby makes the following representations, warranties and covenants:

Section 4.01.                          Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, and has the corporate power to carry on its business as the same is being conducted and to effect the transactions contemplated herein.

Section 4.02.                          Authorization.  All necessary corporate actions have been taken to authorize the execution of this Agreement on Buyer’s behalf by Buyer’s duly authorized officers and the performance by Buyer of its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the duly authorized, legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.03.                          Non-Contravention.  Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Buyer, (ii) constitute or result in a Default under, or require any Consent apart from necessary Consents from Regulatory Authorities pursuant to applicable Law, or result in the creation of any Encumbrance on any of the Assets under, any Contract or Governmental Authorization of or applicable to Buyer, or (iii) violate any Law or Order applicable to Buyer.

Section 4.04.                          Consents to Transaction.  The consummation of the purchase and assumption transaction contemplated by this Agreement does not require Buyer to obtain the prior Consent of any Person, other than Consents from the appropriate Regulatory Authorities.

Section 4.05.                          Litigation.  There are no Proceedings pending or threatened against Buyer or any of its affiliates affecting the ability of Buyer to carry out this Agreement, or any of the transactions contemplated hereby, or which will materially affect Buyer or its operation of the Branch after the Closing Date.

Section 4.06.                          Brokerage.  There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the purchase and assumption transaction contemplated by this Agreement.

Section 4.07.                          Statements True and Correct.  No representation or warranty by the Buyer contained in this Agreement contains any untrue statement of fact or omits any statement of fact necessary to make the statements herein not materially misleading.

Section 4.08.                          Community Reinvestment Act.  Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.), and has no knowledge of any planned or threatened objections by any community group to the transactions contemplated hereby.  Buyer was rated “Satisfactory” or “Outstanding” following its most recent CRA examination by the regulatory agency responsible for its supervision.

ARTICLE 5

AGREEMENTS OF SELLER

Section 5.01.                          Business in Ordinary Course.

(a)                                 Except as may be required to obtain Consents from Regulatory Authorities or as otherwise may be required by any Regulatory Authority, after the date of this Agreement, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(i)                                     cause or permit the Branch to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business consistent with past practices, including any obligations or commitments relating to improvements or purchases of Personal Property;

(ii)                                  solicit or accept any deposits at rates in excess of those being paid at other branches of Seller as of the date of this Agreement;

(iii)                               enter into any discussion, commitment, agreement, understanding or other arrangement to dispose of, sell, transfer, convey or encumber any of the Assets or the Branch, except pursuant to this Agreement;

(iv)                              make any change in its customary policies for setting rates on Deposits at the Branch, or any material change in its business practices for attracting or retaining deposit relationships with potential or existing customers; provided, however, that this clause shall not prohibit Seller from changing the interest rates offered or paid on Deposits provided such rates are consistent with its other banking offices or prior business practices regarding the establishment of such rates;

(v)                                 undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with employees employed at, and customers of, the Branch, unless such actions are required or permitted by this Agreement;

(vi)                              agree to increase the salary, remuneration or compensation (including insurance, pension or other benefit plan) payable or to become payable to persons employed at the Branch other than in accordance with Seller’s customary policies and/or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

(vii)                           hire any new employees at the Branch apart from hires effected to replace employees who have left the Branch;

(viii)                        invest in any fixed assets to be located at the Branch, except for commitments made on or before the date of the Agreement which have been disclosed to Buyer and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

(ix)                              make any charitable contribution or political donation attributable at the Branch for which Seller would seek a pro rata adjustment pursuant to Section 2.06;

(x)                                 file any application, or otherwise take any action, to relocate or terminate the operation of the Branch; or

(xi)                              incur or agree to incur any obligation or liability that Buyer would be obligated to assume pursuant to this Agreement except liabilities and obligations incurred in the ordinary course of business consistent with past practice.

(b)                                 Seller shall carry on the business of the Branch in substantially the same manner as prior to the execution of this Agreement, and Seller shall not, with regard to the Branch, engage in any activities or transactions outside its ordinary course of business as conducted as of the date hereof except for activities or transactions contemplated by this Agreement.

(c)                                  Seller shall use its commercially reasonable efforts to (i) preserve its business operations as conducted at the Branch; (ii) preserve for Buyer the goodwill of its customers and others doing business with the Branch; and (iii) cooperate with and assist Buyer in assuring the orderly transition of such Branch business from Seller to Buyer.

(d)                                 Seller shall not, without the prior written consent of Buyer, and except as otherwise contemplated by this Agreement, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Seller contained in Article Three hereof, if such representations and warranties were given as of the date of such transaction or action.

(e)                                  Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that has resulted in a Material Adverse Effect upon the Branch, the Assets or the Assumed Liabilities.

Section 5.02.                          Breaches.  Seller shall, in the event it has Knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Buyer and use its commercially reasonable best efforts to prevent or promptly remedy the same.

Section 5.03.                          Regulatory Approvals.

(a)                                 Seller shall use its commercially reasonable efforts to assist Buyer in obtaining the necessary Consents of Regulatory Authorities.  To the extent permitted by applicable Law, Seller shall provide Buyer or the appropriate Governmental Body with all information reasonably required to be submitted by Seller in connection with the Consents of Regulatory Authorities.

(b)                                 Seller shall, as soon as is practicable, notify the proper Regulatory Authorities of its intent to terminate operation of the Branch, and to consummate the transactions contemplated hereby and thereafter shall (1) comply with the normal and usual requirements imposed by such Regulatory Authorities applicable to effectuate such transactions and (2) use its commercially reasonable best efforts to obtain any required permission of such Regulatory Authorities to cease operating the Branch.

Section 5.04.                          Consents to Assumed Contracts.  Seller shall use commercially reasonable efforts to obtain all necessary Consents with respect to all interests of Seller in the Assumed Contracts which require the Consent of another Person for their transfer or assumption pursuant to this Agreement, if any.

Section 5.05.                          Liens and Encumbrances.  Except for Permitted Encumbrances, Seller shall not create or allow any easements, rights-of-way, restrictions or other Encumbrances on any of the Assets, including any Real Property, that will not be released at Closing.  Seller shall at Closing furnish any documents reasonably required by the Buyer’s title insurer, including a vendor’s affidavit to induce the title insurer to issue a final policy, with the preprinted standard exceptions deleted for parties in possession and mechanic’s liens.  The commencement of any condemnation Proceedings or placement on the Real Property of any easements, rights-of-way, restrictions or other Encumbrances by a lessor of Seller shall not constitute a breach of this Section 5.05, except Seller shall object to any such condemnation Proceedings or actions by lessors unless Buyer consents to such condemnation or actions in writing.

Section 5.06.                          Access to Information.  Seller shall permit Buyer reasonable access, in a manner which will avoid undue disruption or interference with Seller’s normal operations, to the Branch and shall disclose and make available to Buyer at the Branch all books, documents, papers and records relating to the Assets and Assumed Liabilities Branch, including, but not limited to, all books of account (including the general ledger), tax records, material contracts and agreements, filings with any Regulatory Authority, litigation files, and any other business activities or prospects in which Buyer may have a reasonable and legitimate interest in furtherance of the purchase and assumption transaction contemplated by this Agreement.  Buyer will hold any such information in accordance with the provisions of Section 11.01 hereof.

Section 5.07.                          Insurance and Condemnation Proceedings.  Seller shall maintain and carry in full force and effect to the date of Closing, general liability, public liability, workers’ compensation liability (if applicable), property damage, fidelity bond and business interruption insurance with respect to the Assets as are in force and effect as of the date hereof.  In the event of any damage, destruction, loss or condemnation of the Real Property or any material portion thereof between the date hereof and the Closing, Buyer shall have the right within fifteen (15) days following the date of its receipt of written notice from Seller respecting any such damage, destruction or condemnation to terminate this Agreement.  In the event Buyer does not elect to so terminate this Agreement, or in the event of any damage, destruction, loss or condemnation affecting the Assets between the date hereof and the Closing which does not constitute a material portion of the Real Property, (a) Seller shall at Closing deliver to Buyer any insurance proceeds, condemnation awards or other payments received by Seller as a result thereof, provided such proceeds or payments have not, prior to the Closing, been used by Seller for the repair or replacement of such damaged or destroyed Assets, and (b) Seller shall have duly and validly assigned to Buyer all of Seller’s rights and claims against any third party by reason thereof unless, in the case of damage, destruction or loss, Seller has repaired or replaced the damaged or destroyed Asset.

Section 5.08.                          Discussions with Other Purchasers.  Between the date hereof and the Closing Date, none of Seller or any of its directors, officers, shareholders, members, managers, agents, representatives or employees shall solicit, authorize the solicitation of, or enter into any discussions with any Person (a) to purchase any of the Assets or assume any of the Assumed Liabilities, or (b) otherwise acquire the Branch and its operations.  The parties acknowledge and agree that the Seller shall not be responsible for any attempts by third parties to try to communicate with the Seller and Seller shall have the right to inform Persons initiating communication with it that they are not able at such time to discuss any potential transaction involving the Assets, Assumed Liabilities or Branch.

Section 5.09.                          Restrictive Covenants.

(a)                                 For and in consideration of the purchase by Buyer of the Assets and the assumption of the Assumed Liabilities and the other agreements and covenants contained in this Agreement, none of Seller or any of its affiliates shall, directly or indirectly:

(i)             from the date hereof and for a period of three (3) years following the Closing Date, except for the operation of the Branch prior to the Closing Date, open, establish, acquire, engage in, operate, manage, own, or control any Competitive Business;

(ii)          for a period of three (3) years following the Closing Date, (A) solicit in any manner any current customers of the Branch whose banking business with Seller as of the Closing Date is completely transferred to Buyer (meaning all banking relationships of the customer with Seller are transferred to Purchaser) pursuant to the terms of this Agreement (the “Transferred Customers”) for the provision of banking services offered by or competitive with services offered by Purchaser, or (B) use the customer lists from the Branch for any purpose. Notwithstanding anything in this Agreement to the contrary, the following shall not be considered activities prohibited by or a breach of this Section 5.09(a)(ii): (x) solicitations of customers who remain customers of Seller following the Closing by reason of another deposit, loan, trust, credit card, debit card, or other relationship maintained by the customer at an office of Seller other than the Branch or who have an account that is not acquired by Buyer at the Closing, (y) any general mass mailing or other similar communication made by Seller which does not specifically target the customers of the Branch, and (z) newspaper, television, radio or similar advertisements of a general nature. Buyer acknowledges and agrees that nothing contained herein shall be construed to limit Seller’s ability to continue to service, maintain and administer any account of such customers at Seller or to open any new account at a customer’s unsolicited request; and

(iii)       (A) prior to the Closing Date, encourage any Transferred Employee to leave the employ of the Seller, (B) for a period of three (3) years following the Closing Date, solicit for employment any Transferred Employee or encourage any Transferred Employee to leave the employ of Buyer; provided that media advertising not specifically targeted at such Transferred Employees shall not be deemed to be a solicitation of a Transferred Employee.

(b)                                 For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, investments, mortgage banking, loan production or any other financial institution or bank holding company office located within Hart County, Kentucky.

(c)                                  If any court of competent jurisdiction should determine that any term or terms of the foregoing covenants are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.  Seller hereby acknowledges and agrees that Buyer will be irreparably damaged if the provisions of this Section 5.09 are not specifically enforced. Accordingly, Buyer shall be entitled to an injunction restraining any violation of this Section 5.09 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.

ARTICLE 6

AGREEMENTS OF BUYER

Section 6.01.                          Regulatory Approvals.  Buyer shall, within 60 business days following the date of this Agreement, prepare and file all applications, as required by Law, with the appropriate Governmental Bodies for approval to purchase the Assets and assume the Assumed Liabilities of Seller being assumed hereunder, to establish a branch at the location of the Branch and to effect in all other respects the transactions contemplated hereby (the “Governmental Approvals”).  Buyer agrees to (1) make draft copies of the applications available to Seller and its counsel prior to filing (excluding confidential information respecting Buyer), (2) process the applications in a diligent manner and on a priority basis, (3) request confidential treatment by the appropriate Governmental Bodies of any nonpublic information concerning Seller or the Branch submitted in the applications, (4) provide Seller and its counsel promptly with a copy of the applications as filed and all notices, orders, opinions, correspondence and other documents with respect thereto (excluding confidential information respecting Buyer), and (5) use its commercially reasonable efforts to obtain all Governmental Approvals.  Buyer and Seller agree to cooperate and each use commercially reasonable efforts to obtain all consents and approvals of all third parties and to do all things necessary to consummate the transactions contemplated by this Agreement.

Section 6.02.                          Breaches.  Buyer shall, in the event it has Knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Seller and use its commercially reasonable efforts to prevent or promptly remedy the same.

Section 6.03.                          Consummation of Agreement.  Buyer shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on Buyer’s part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and conditions hereof.

ARTICLE 7

CONDITIONS PRECEDENT TO THE BRANCH PURCHASE AND ASSUMPTION

Section 7.01.                          Conditions to Seller’s Obligations.  Seller’s obligations to effect the purchase and assumption transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) prior to or on the Closing Date of the following conditions:

(a)                                 The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

(b)                                 Buyer shall have performed and complied in all material respects with all of its obligations, covenants and agreements required to be performed prior to the Closing Date under this Agreement;

(c)                                  Buyer shall have delivered to Seller a certificate of its President or any Executive Vice President, dated as of the Closing Date, stating that the conditions specified in Sections 7.02(a) and 7.02(b) have been satisfied;

(d)                                 No Order issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement shall be in effect nor shall any Proceeding by any Regulatory Authority or other Governmental Body seeking any of the foregoing be pending.  There shall not be any Proceeding initiated, or any Law or Order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

(e)                                  All necessary Consents by Regulatory Authorities, Consents, authorizations and other approvals required by Law for consummation of the purchase and assumption transaction contemplated by this Agreement shall have been obtained in a manner and form reasonably satisfactory to Seller, and all waiting periods required by Law shall have expired; and

(f)                                   Seller shall have received all documents required to be received from Buyer on or prior to the Closing Date, all in form and substance reasonably satisfactory to Seller, including those contemplated by Section 2.07.

Section 7.02.                          Conditions to Buyer’s Obligations.  Buyer’s obligations to effect the purchase and assumption transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of the following conditions:

(a)                                 The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

(b)                                 Seller shall have performed and complied in all material respects with all of its obligations, covenants and agreements required to be performed prior to the Closing Date under this Agreement;

(c)                                  Seller shall have delivered to Buyer a certificate of its President or any Executive Vice President, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a) and 7.01(b) have been satisfied;

(d)                                 No Order issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement shall be in effect, nor shall any Proceeding by any Regulatory Authority or other Governmental Body seeking any of the foregoing be pending.  There shall not be any Proceeding initiated, or any Law or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

(e)                                  All necessary Consents by Regulatory Authorities or otherwise required by Law for consummation of the purchase and assumption transaction contemplated by this

Agreement shall have been obtained in a manner and form reasonably satisfactory to Buyer, and all waiting periods required by Law shall have expired;

(f)                                   All encumbrances or liens other than Permitted Encumbrances affecting the Assets shall have been released to Buyer’s satisfaction;

(g)                                  From the date of this Agreement until the Closing Date there shall have been no material adverse change in the business, financial condition, or operations of the Branch and there shall have been no material damage to or destruction of the physical condition of the Branch; provided that “material adverse change” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Bodies, (b) changes in economic conditions or interest rates generally affecting financial institutions, or (c) the announcement or performance of this Agreement or the consummation of any of the transactions contemplated hereby; and

(h)                                 Buyer shall have received all documents required to be received from Seller on or prior to the Closing Date, all in form and substance reasonably satisfactory to Buyer, including those contemplated by Section 2.07.

ARTICLE 8

TERMINATION OR ABANDONMENT

Section 8.01.                          Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

Section 8.02.                          Breach of Representations or Agreements.  In the event that there is a material breach in any of the representations and warranties, covenants or agreements of Seller or Buyer, which breach is not cured within 30 days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party.

Section 8.03.                          Approval Denial.  If any regulatory application filed pursuant to Section 6.01 hereof should be (i) conditioned or restricted in a nonstandard manner which in the reasonable judgment of Buyer would so materially adversely impact the economic benefits of the transactions hereunder that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement, or (ii) finally denied or disapproved by the respective Regulatory Authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that, a request for additional information from, or undertaking by, the applicant, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the applicant diligently provides the requested information or agrees to the requested undertaking.  If any Regulatory Authority requests that an application be withdrawn and the applicant, in consultation with the other party to this Agreement, is unable to resolve the concern or objections of such Regulatory Authority, the applicant shall be deemed to have failed to obtain regulatory approval.  In the event an application is denied but is subject to an appeal, petition for review, or similar such act on the part of the applicant (hereinafter referred to as the “appeal”) then the application will be deemed denied unless the applicant and the other party to this Agreement agree in writing to appeal the denial and the applicant prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval, provided, however, that either party shall have the right, at its election, to terminate this Agreement if such appeal remains unresolved for a period exceeding 60 days.

Section 8.04.                          Automatic Termination.  If the Closing Date does not occur on or prior to April 30, 2016, then this Agreement shall thereupon be terminated; provided, such April 30, 2016 date may be extended by Buyer and Seller by mutual written agreement on or prior to the date this Agreement would otherwise terminate.

Section 8.05.                          Liabilities Upon Termination.

(a)                                 In the event that this Agreement is terminated pursuant to the provisions of this Article Eight, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise except as provided in this Section 8.06 and in Article 11.

(b)                                 In the event that this Agreement is terminated pursuant to Section 8.02 hereof on account of a willful breach of any of the representations and warranties set forth herein, or any willful or intentional breach of any of the agreements set forth herein (each, a “Willful or Intentional Breach”), then the non-breaching party shall be entitled to recover its damages at Law from the breaching party.

(c)                                  The termination of this Agreement shall not terminate or affect the agreements of the parties contained in Article 12 hereof, including the agreements of the parties hereto with respect to confidentiality contained in Section 11.01 and in the Confidentiality Agreement, dated June 22, 2015, between Seller and Buyer (the “Confidentiality Agreement”).

ARTICLE 9

TRANSITIONAL AND POST-CLOSING MATTERS

Section 9.01.                          Notification to Banking Office Customers.  Buyer shall:

(a)                                 jointly with Seller, as soon as practicable after the execution and delivery of this Agreement, but in any event within the time period required by applicable Law based upon the anticipated Closing Date, prepare and mail to each depositor whose Deposit is to be assumed by Buyer, a letter, in form and substance mutually satisfactory to the parties, informing such depositor of the nature of such transaction and the continuing availability of services to be provided by the Buyer in the Branch on and after the Closing Date;

(b)                                 at its own cost and expense, cause to be printed deposit tickets, checks, withdrawal orders and all other requisite banking transactional forms for each account which constitutes a Deposit and mail such deposit tickets, checks, withdrawal orders and other forms to each customer having such an account so as to be received by such customer no later than five (5) business days after the Closing Date, each such document to be encoded with Buyer’s identification numbers and to be accompanied by Buyer’s letter, in form and substance satisfactory to Seller, advising that, from and after the Closing Date, such newly issued deposit tickets, checks, withdrawal orders and other forms are to be used instead of the corresponding existing documents of Seller with respect to the customer’s Deposit account maintained at the Branch, and that any such existing documents of Seller are to be destroyed; and

(c)                                  take any other actions required by Law or by any Governmental Body to notify customers or depositors of the Branch or residents of the community in which the Branch is located of the transfers and assumptions occurring pursuant to this Agreement.  The out-of-pocket cost of the mailings required by subsections (a) and (b) of this section shall be borne by Buyer.

Section 9.02.                          Payment of Instruments.  For ninety days following the Closing, Buyer agrees to pay in accordance with Law all checks, drafts, and withdrawal orders which are properly drawn by depositors with respect to the Deposits, which are duly endorsed (or for which necessary endorsements are deemed supplied by applicable Law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to Buyer by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the Deposit Liabilities that are assumed by Buyer.  Buyer shall reimburse Seller upon demand for checks returned on payments forwarded by Seller to Buyer to the extent that the deposit balances to the credit of the respective makers or drawers assumed by Buyer under this Agreement are sufficient to permit the payment thereof (after taking into account any overdraft protection rights of the depositors), and Buyer is not otherwise legally entitled to dishonor or withhold payment.

Section 9.03.                          Statements.  Seller shall issue statements to its customers which include all transactions with respect to the Deposits through the close of business on the Closing Date, and Buyer shall issue statements for all transactions with respect to the Deposits thereafter.

Section 9.04.                          Limited Correspondent.  Seller shall act as Buyer’s limited correspondent for the processing of checks, drafts and withdrawal orders drawn before or after the Closing on the draft, check or withdrawal order forms provided by Seller on Deposits assumed by Buyer hereunder, and Buyer will honor and pay all such checks, drafts and withdrawal orders if duly endorsed and to the extent that the credit balances or overdraft privileges of the drawers or makers permit; provided, that Seller shall present all such checks, drafts and withdrawal orders to the Buyer’s designated courier within one (1) business day after such checks, drafts or withdrawals are received by Seller.

Section 9.05.                          ACH.  As soon as practicable following the Closing Date, Seller will notify all Automated Clearing House (“ACH”) originators effecting debits or credits to the accounts of the Deposit Liabilities of the purchase and assumption transactions contemplated by this Agreement.  For a period of 90 calendar days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposit Liabilities which are mistakenly routed or presented to Seller.  Seller will make no charge to Buyer for honoring such items, and will use its commercially reasonable best efforts to transmit to Buyer via facsimile, by 10:00 a.m. or as soon as practicable thereafter, each day’s ACH data that is to be posted that day.  Items mistakenly routed or presented after the 90-day period may be returned to the presenting party.  Seller and Buyer shall make arrangements to provide for the daily settlement with immediately available funds by Buyer of any ACH items honored by Seller.

Section 9.06.                          Access to Records.  Seller and Buyer mutually agree to maintain all records and other documents relating to the Assets and Assumed Liabilities for such periods as provided in Seller and Buyer’s respective record retention policies and required by applicable law, and to permit the other party to examine, inspect, copy and reproduce such records and other documents relating to such Assets and Assumed Liabilities as may be reasonably requested by such party.  Any charges for such examination and photocopying shall be at a rate not greater than the examining party’s customary rates for similar requests by its customers.

Section 9.07.                          Information Reporting.  With respect to the Deposits assumed by Buyer pursuant to this Agreement, Seller shall be responsible for reporting to the customer and to the IRS (and any state or local Governmental Body as required by Law) all interest paid or earned by the customer prior to and including the Closing Date, and Buyer shall be responsible for reporting to the customer and to the IRS (and any state or local Governmental Body as required) all interest paid or earned by the customer after the Closing Date.

Section 9.08.                          Transition. From and after the date of this Agreement, Seller and Buyer agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by Buyer pursuant to the terms hereof.  Additionally, and without limiting the foregoing:

(a)                                 Subsequent to the receipt of any necessary Governmental Approvals and prior to the Closing Date, Seller shall cooperate with and permit Buyer, at Buyer’s option and sole cost and expense, to make provision for the installation of equipment and install such equipment in the Branch; provided, however, that Buyer shall arrange for the installation of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operations of the Branch;

(b)                                 On or prior to the Closing Date, each of the Buyer and Seller will establish with one another a demand deposit account to process items properly payable through daily settlement following the Closing and will establish such other mutually acceptable transition procedures as the parties deem appropriate; and

(c)                                  Each of the Buyer and Seller agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow the Seller and Buyer to comply with all Tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees and operations of the Branch, and each of Seller and Buyer agree to timely take any and all action as required by Law to comply with such Tax, regulatory and/or reporting obligations.

Section 9.09.                          Conversion of Accounts; Transfer and Delivery of Assets and Assumed Liabilities.  Prior to the Closing Date, Seller shall assist Buyer, in ways to be mutually agreed upon by Seller and Buyer, in preparing Buyer’s data processing system to receive the transferred accounts.  Such assistance shall include delivery of the following data files at Seller’s expense:

(d)                                 As soon as practicable (and in any event not later than fourteen (14) days following the request from Buyer’s core data processor) following the date of this Agreement Seller shall deliver to Buyer from Seller’s core data processor all pertinent data and descriptive information relating to the Deposits via either a usable (I) FTP data file using either an ASCII or EBCDIC format or (II) such other format as may be requested by Purchaser that Seller is able to deliver without unreasonable effort or expense (the “Compatible Data File”);

(e)                                  An updated Compatible Data File from Seller’s core data processor will be delivered to Buyer by Seller as soon as practicable and in any event no later than fifteen (15) days prior to the Closing Date;

(f)                                   On the Closing Date, Seller shall deliver to Buyer a final Compatible Data File from Seller’s core data processor, which Compatible Data File shall constitute Seller’s records maintained as of and current through the close of business on the Closing Date with respect to the Deposits;

(g)                                  At Buyer’s expense, upon request from Buyer made on two (2) business days prior notice, Seller shall deliver additional updates to the Compatible Data File;

(h)                                 Seller shall deliver to Buyer trial balance reports with each Compatible Data File delivered pursuant to this Section 2.5; and

(i)                                     At Buyer’s expense, any other information required by Buyer’s data processing vendor to effect the transfer of Seller’s electronic data files with respect to the Core Deposits and Loans.

Section 9.10.                          Telephone Transfer.  Seller will provide an authorized representative to assist Purchaser with the ownership transfer of phone lines/phone numbers to the same or new service provider. Seller will not modify the existing data or telephone services or make any account changes for 30 days following the Closing Date.

Section 9.11.                          Employment Matters.

(a)                                 Seller will terminate the employment of the Transferred Employees (as hereafter defined) effective as of the Closing Date.  Buyer shall use reasonable efforts to determine which Employees at the Branch it will be offering employment opportunities on an at-will basis as soon as practicable after the date hereof, and will promptly thereafter notify Seller as to the names of such Employees (such Employees as so identified being referred to as the “Transferred Employees”), as well as the proposed positions or title and proposed compensation arrangements of all Transferred Employees.  Thereafter, and at least 30 days prior to the Closing Date, Buyer shall offer employment (which offers may be on an at-will basis) to each Transferred Employee, which employment shall be effective no earlier than the Closing Date, subject to satisfactory background checks.  At the next regularly scheduled payroll date after the Closing Date, Seller shall pay each Transferred Employee who is hired by, and commences work for, Buyer, his or her accrued but unused vacation, sick or other paid time off through the Closing Date less applicable withholding taxes.  Buyer shall have no liability or obligation whatsoever to employees of Seller relating to their employment by Seller whether or not they become employees of Buyer, or for any Taxes relating thereto.

(b)                                 Each full-time employee of Seller who becomes a full-time employee of Buyer immediately following the Closing Date (a “Newly Hired Employee”) shall receive credit for his or her past service with Seller for purposes of eligibility, vesting and accrual of benefits under all of the employee benefit plans of Buyer that are uniformly provided on a nondiscriminatory basis to the full time employees of Buyer, except (i) there shall be no accrual of benefit under any defined benefit plan of Buyer, (ii) there shall be no credit during calendar year 2015 or 2016 for vacation time or sick days prior to the date of employment by Buyer of a Newly-Hired Employee and (iii) to the extent any plan with a third party does not permit such eligibility, vesting or accrual of benefits.  Newly-Hired Employees will not be subject to any waiting period under the health and welfare plans of Buyer and Buyer shall use its commercially reasonable efforts to cause its health insurance carrier to cover any pre-existing condition of a Newly-Hired Employee that was covered under Seller’s health insurance plan.

(c)                                  Seller shall be solely and entirely responsible:

(i)            for timely giving any required notices to Employees (including any Transferred Employees) under the Worker Adjustment and Retraining Notification Act or any other Law that may be required as a result of this Agreement; and

(ii)           for timely giving any notice, and for making any extension or continuation of health care coverage to Transferred Employees and to their dependents and former dependents that may be required pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of the ERISA (“COBRA”) as a result of this Agreement.

(d)                                 At times mutually agreeable to Seller and Buyer, Seller shall take reasonable steps to make the Transferred Employees available for training by Buyer, in the company of Seller designated personnel, as to Buyer’s systems and products, so long as such training does not interfere in any material respect with Seller’s normal business operations.  All costs of such training, including the costs of providing any temporary help to cover for the time any Employees are absent from work because of the training or any overtime costs incidental to such training, shall be borne by Buyer.

Section 9.12.                          Further Assurances.  After the Closing, Seller shall execute and deliver to Buyer (or cause to be executed and delivered to Buyer) such additional instruments of conveyance and transfer and take such other and further actions as Buyer may reasonably request more effectively to convey, transfer to and vest in Buyer, and to put Buyer in possession and operating control of, all or any part of the Assets and, in the case of Assets consisting of Contracts and rights, if any, which cannot be transferred effectively without the consent of third parties which Consent is unobtainable, to use its commercially reasonable best efforts to secure Buyer the benefits thereof.  As and to the extent the parties shall have failed to obtain any Consent to the assumption of any Assumed Contracts, Seller and Buyer shall continue to cooperate with each other and use their commercially reasonable best efforts to obtain from such Person or Persons the Consents or approvals (or effective waivers thereof).

ARTICLE 10

INDEMNIFICATION

Section 10.01.                   Indemnification of Buyer.  Subject to Section 10.06, Seller hereby agrees to indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents and other representatives from and against any and all liabilities, penalties, damages, losses, claims, costs, and expenses (including reasonable attorneys’ fees and expenses for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, whether or not such claim may be ultimately proved) arising out of or resulting directly or indirectly from (a) any misrepresentation or breach of any representation or warranty by Seller in this Agreement; (b) failure of Seller to fully pay or satisfy or cause to be paid or satisfied any liabilities that are not Assumed Liabilities; (c) breach of any obligations or covenants on the part of Seller under this Agreement; and (d) the ownership, operation and conduct of the business of the Branch on or prior to the Closing Date, including any violation of Laws occurring or alleged to have occurred on or prior to the Closing Date.

Section 10.02.                   Indemnification of Seller.  Subject to Section 10.06, Buyer hereby agrees to indemnify, defend, and hold harmless Seller and its officers, directors, employees, agents and other representatives from and against any and all liabilities, penalties, damages, losses, claims, costs, and expenses (including reasonable attorneys’ fees and expenses for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, whether or not such claim may be ultimately proved) arising out of or resulting directly or indirectly from (a) any misrepresentation or breach of any representation or warranty by Buyer in this Agreement; (b) failure of Buyer to fully pay or satisfy or cause to be paid or satisfied any of the Assumed Liabilities; (c) breach of any obligations or covenants on the part of Buyer under this Agreement; and (d) the ownership, operation and conduct of the business of the Branch subsequent to the Closing Date, including any violation of Laws occurring or alleged to have occurred subsequent to the Closing Date.

Section 10.03.                   Responsibility for Defense.  Within thirty (30) days after receipt of any notice of a claim made under Section 10.01 or 10.02 hereof, but not fewer than five (5) business days prior to the time the indemnifying party is required to respond to a claim, the indemnifying party will, by giving written notice to the indemnified party, have the right to assume responsibility for the defense of the claim in the name of the indemnified party or otherwise as the indemnifying party may elect; provided that the indemnifying party also acknowledges in writing its responsibility to indemnify the indemnified party with respect to such claim; and provided further that failure of the indemnifying party to exercise its right to assume responsibility for the defense of any claim shall not restrict the ability of the indemnified party from subsequently joining such indemnifying party as a party in any Proceeding respecting such claim. In such event, the indemnified party shall have the right to defend the claim and shall be automatically deemed to have reserved all of its rights against the indemnifying party, including the right to seek reimbursement for the indemnified party’s reasonable attorneys’ fees and costs of defense. If an indemnifying party has undertaken responsibility for the defense of a claim, the indemnified party shall nonetheless have the right to participate, at its own expense and with its own counsel, in the defense of a claim and the indemnifying party will consult with the indemnified party from time to time on matters relating to the defense of such claim and will provide such information and assistance as the parties deem reasonably necessary to defend the claim. The indemnifying party will provide the indemnified party with copies of all pleadings and correspondence relating to such claim and will keep the indemnified party apprised of proposed adjustment, compromises and settlements. Notwithstanding anything herein to the contrary, the indemnifying party shall not be entitled to compromise or settle any such action without the prior written consent of the indemnified party, unless the settlement is for payment of money only and without an admission of liability on the part of the indemnified party.

Section 10.04.                   Payment of Fees and Expenses.  If a party shall be entitled under this Article 10 to indemnification for fees and expenses, the indemnified party shall be entitled to current reimbursement thereof by the indemnifying party upon the submission to the indemnifying party of a request for reimbursement setting forth in reasonable detail such fees and expenses to be reimbursed.

Section 10.05.                   Sole Remedy.  Except for the parties’ rights to specific performance and injunctive relief, the indemnification rights set forth in this Agreement constitute the parties’ sole remedy following Closing for the failure of any warranty or representation contained in this Agreement to be true and correct, or breach of any covenant or agreement in this Agreement, in the absence of fraud or a Willful or Intentional Breach.

Section 10.06.                   Limitation on Damages; Deductible.  Notwithstanding any other provisions of this Agreement, except in the case of actual fraud or a Willful or Intentional Breach by a party:

(a)                                 any claim for indemnification, other than a claim for a breach of a covenant to be performed after the Closing, must be asserted, if at all, within twelve (12) months following the Closing Date;

(b)                                 the aggregate maximum amount of all damages payable by Seller or Buyer as a result of a claim or claims for indemnification shall be the lesser of (i) $100,000 or (ii) the amount of the Premium paid; and

(c)                                  no party shall make any claim for indemnification hereunder until the amount of all such claims exceeds $10,000 (the “Threshold Amount”), at which time all such claims for indemnification may be made to recover the full amount thereof from the first dollar, without regard to the Threshold Amount;

provided, however, that the foregoing limitations in subsections (a), (b) and (c) shall not apply to (A) Buyer’s obligations with respect to the Assumed Liabilities or to Seller’s obligations with respect to any liabilities not assumed by Buyer hereunder or (B) breaches of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 4.01, 4.02, and 4.03.

ARTICLE 11

GENERAL

Section 11.01.                   Confidential Information.  The parties acknowledge the confidential and proprietary nature of the “Information” (as herein described) that has heretofore been exchanged and that will be received from each other hereunder and agree to hold and keep, and to instruct their respective agents, representatives, shareholders, affiliates, employees and consultants to hold and keep, such Information confidential.  Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party and any other nonpublic information of a party that may be provided to the other, irrespective of the form of the communications, by such party’s employees or agents in connection with this Agreement and the transactions contemplated hereby.  Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this

Agreement.  The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating and/or performing this transaction.  The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party’s business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.  Nothing herein shall prohibit a party from disclosing Information such party determines, based on advice of counsel, is required to be disclosed by Law.

Section 11.02.                   Publicity.  Buyer and Seller shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the transaction contemplated herein and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which latter event the parties shall consult with each other regarding such responsive public disclosure.

Section 11.03.                   Return of Documents.  Upon termination of this Agreement without the purchase and assumption transaction contemplated by this Agreement becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, and, except as may otherwise be required by Law or to protect the interests of either party, (ii) will not retain any copies, extracts or other reproductions in whole or in part of such information, and (iii) will destroy all memoranda, notes and other writings prepared by either party based on the Information.

Section 11.04.                   Notices.  Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other electronic means, addressed (in any case) as follows:

(a)                                 if to Seller:

Your Community Bank

101 West Spring Street

New Albany, Indiana 47150

Attention:  Kevin J. Cecil, President

Facsimile: (812) 949-6870

Email: kevin.cecil@yourcommunitybank.com

With a copy to:

Stoll Keenon Ogden PLLC

300 W. Vine Street, Suite 2100
Lexington, Kentucky 40507

Attention:  J. David Smith, Jr.

Facsimile:  (859) 246-3662

Email: david.smith@skofirm.com

(b)                                 if to Buyer:

Citizens Bank (Hartford, Ky.)

230 South Main Street

Hartford, Kentucky 42347

Attention:  David L. Hawkins, President and Chief Executive Officer

Facsimile:  (270) 298-9844

Email: dhawkins@citizenshartland.com

With a copy to:

Frost Brown Todd LLC

400 West Market Street, Suite 3200
Louisville, Kentucky 40202

Attention:  Nathan L. Berger

Facsimile:  (502) 581-1087

Email: nberger@fbtlaw.com

or to such other address as any party may from time to time designate by notice to the other.

Section 11.05.                   Expenses.  Except as otherwise specifically provided herein, Seller and Buyer each shall pay all of their own out-of-pocket expenses incurred in connection with this Agreement, including, without limitation, appraisals, accounting and legal fees, and data processing charges, if any, whether or not the purchase and assumption transaction contemplated by this Agreement is consummated.  All documentary stamps or similar transfer fees and recording costs with respect to the Real Property, and all sales taxes (if any) with respect to the Personal Property, shall be paid by Seller.

Section 11.06.                   Survival of Representations and Warranties; Risk of Loss.  The representations, warranties, covenants and conditions set out in this Agreement will survive the Closing, provided that, except for the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 4.01, 4.02, and 4.03, which shall survive indefinitely, the representations and warranties contained in Articles 3 and 4 shall not survive beyond twelve (12) months after the Closing Date, except to the extent a claim respecting a breach of the same is made prior to such time in accordance with Article 10 and then subject to the limitations contained in Article 10.

Subject to Section 5.07, the risk of loss, damage or destruction to the Assets to be transferred to Buyer pursuant hereto from fire or other casualty or cause shall be borne by Seller at all times up to the close of business on the Closing Date, and shall be borne by Buyer thereafter.

Section 11.07.                   Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof other than the Confidentiality Agreement.

Section 11.08.                   Headings and Captions.  The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 11.09.                   Waiver, Amendment or Modification.  The conditions of this Agreement that may be waived may be waived only by written instrument duly executed by the party for which the condition(s) is intended to benefit.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to insist upon performance of the same.  This Agreement may not be amended or modified except by a written instrument duly executed by the parties hereto.

Section 11.10.                   Rules of Construction.  Unless the context otherwise requires: (a) a term has the meaning assigned to it in this Agreement or in Exhibit 1; (b) “or” is not exclusive; and (c) words in the singular may include the plural and in the plural include the singular.

Section 11.11.                   Counterparts.  This Agreement may be executed in two or more counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 11.12.                   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  There shall be no third-party beneficiaries hereof, other than indemnified Persons under Article 10 hereof.

Section 11.13.                   Governing Law; Assignment.  This Agreement shall be governed by the laws of the State of Indiana and applicable federal Laws.  Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that following the Closing a party may assign such rights (but shall retain such obligations) to a successor of substantially all of its business, without the consent of the other party.

Section 11.14.                   Time of Essence.  The parties hereto agree that time is of the essence with respect to the performance of the obligations hereunder.

Section 11.15.                   Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS EVIDENCED HEREBY, OR ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF THE PARTIES HERETO IN ENTERING INTO THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

YOUR COMMUNITY BANK

By:	/s/ Kevin J. Cecil
Kevin J. Cecil, President

BUYER:

CITIZENS BANK (HARTFORD, KY.)

By:	/s/ David L. Hawkins
David L. Hawkins, President and CEO

EXHIBIT 1

Additional Definitions

(a)                                 “Adverse Consequences” shall mean all Proceedings, charges, claims, injunctions, Orders, damages, assessments, expenditures, outlays, awards, penalties, fines, costs, interest, amounts paid in settlement, liabilities, obligations, payments, taxes, liens, losses, reduction in value, loss of use, injuries, expenses and fees of whatever nature, including without limitation response, restoration, investigative, removal, remedial, monitoring or inspection costs and court costs and reasonable attorneys’ fees and expenses.

(b)                                 “Affiliate” means, as applied to any Person, (i) any director, executive officer, or general partner of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with or by such Person or (iii) any other Person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the equity capital of such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by Contract or otherwise.

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)                                 “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Governmental Authorization.

(e)                                  “Contract” shall mean with respect to a Person any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, order, permit, understanding or undertaking of any kind or character, or other document to which that Person is a party or that is binding on that Person or its equity capital, assets or business.

(f)                                   “Controlled Group” shall mean (1) the Seller and (2) any other organization which is a member of a “controlled group” of organizations (within the meaning of Section 414(b), (C), (m) or (o) of the Code) of which Seller is a member.

(g)                                  “Controlled Group Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), vacation plan, sick plan, medical or dental plan, other fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made by (1) the Seller or (2) any member of the Controlled Group.

(h)                                 “Default” shall mean (i) any material breach or violation of or default under any Contract, (ii) any occurrence or event that with the passage of time or the giving of notice or both would constitute a material breach or violation of or material default under any Contract or (iii) any occurrence or event that with or without the passage of time or the giving of notice would give rise to a right to terminate, revoke or cancel, or to modify, amend or change, in

1

material respect, the current terms of, or to accelerate, increase or impose any material liability under, any Contract.

(i)                                     “Department” shall mean the Kentucky Department of Financial Institutions.

(j)                                    “Encumbrance” shall mean any claim, lien, security interest (or other security arrangement), charge, equity, mortgage, pledge, community property interest, equitable interest, option, right of first refusal, conditional sale agreement, default of title, hypothecation, reservation, title retention or encumbrance of any nature whatsoever.

(k)                                 “Environmental Laws” shall mean all federal, state or local laws, rules, regulations, codes, ordinances or by-laws, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) human health or (b) the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal or management of any Hazardous Materials, or otherwise regulating or providing for the protection of human health or the environment against Hazardous Materials, and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Public Health Service Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. §§ 201, 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and similar state and local statutes, and all regulations adopted pursuant thereto, each as amended.

(l)                                     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto, and regulations and rules issued pursuant thereto or any successor thereto.

(m)                             “FDIC” shall mean the Federal Deposit Insurance Corporation.

(n)                                 “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

(o)                                 “Governmental Authorization” shall mean any approval, Consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(p)                                 “Governmental Body” shall mean any:  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any self-regulatory organization, governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any Regulatory Authority.

2

(q)                                 “Hazardous Materials” means any substance, material or waste which is regulated under any Environmental Law, including any material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “containment,” “toxic waste” or “toxic substance” or other similar terms, and shall include, without limitation, chemical substances, mixtures or compounds, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

(r)                                    Intellectual Property” shall mean any copyrights (in both published and unpublished works), patents, trademarks (registered and unregistered), service marks, service names, fictional business names and trade names, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, confidential information, customer lists, technical information, research and development information and records, data processing technology, plans, drawings, blueprints, franchises, know-how, inventions and discoveries (whether or not patentable), any applications for any of the foregoing and any other intellectual property rights of whatever nature.

(s)                                   “IRS” shall mean the Internal Revenue Service.

(t)                                    “Knowledge” a Person who is an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or executive officer of such Person has Knowledge of such fact or other matter.

(u)                                 “Law” shall mean any code, law, constitution, ordinance, regulation, principle of common law, principle of equity, reporting or licensing requirement, rule, treaty or statute applicable to a Person or its assets, liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Body wherever located.

(v)                                 “Material Adverse Effect” shall mean that the Adverse Consequences from an event, change, or occurrence, individually or together with any other event, change or occurrence, have had or would be reasonably likely to have a material adverse impact (financial or otherwise) on (i) the financial condition, business, results of operations or properties of the subject Person, (ii) the ability of the subject Person to perform its obligations under this Agreement or to consummate the other transactions contemplated by this Agreement in accordance with applicable Law, (iii) the condition of the Assets, Assumed Liabilities or the Branch or (iv) the business of the Branch; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Bodies, or (b) changes in economic conditions or interest rates generally affecting financial institutions, or (c) the announcement or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(w)                               “Order” shall mean any administrative decision or award, directive, decree, judgment, order, quasi-judicial decision or award, ruling, subpoena, injunction, decision, verdict or writ of any court, arbitrator, mediator, tribunal or Governmental Body.

(x)                                 “Party” shall mean Seller or Buyer and “Parties” shall mean, collectively, Seller and Buyer.

3

(y)                                 “PBGC” shall mean the Pension Benefit Guaranty Corporation.

(z)                                  “Permitted Encumbrances” shall mean the following: (i) any liens for Taxes and assessments not yet due and payable or which are being contested in good faith through appropriate Proceedings; (ii) any obligations or duties vested in any Governmental Body to regulate any real property asset under zoning, building and land use Laws; (iii) easements, rights-of-way and restrictions of record in the real property records of the Hart County Clerk’s office as of October 1, 2015; (iv) mechanics, materialmen’s and similar Encumbrances imposed by Law with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings; and (v) in the case of the Real Property, Encumbrances which are customarily found with respect to commercial property and which do not materially and adversely affect the value or present use of the Real Property.

(aa)                          “Person” shall mean any individual, association, corporation (including without limitation any non-profit corporation), estate, general partnership, limited liability partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, Governmental Body, unincorporated association or other legal entity or organization.

(bb)                          “Proceeding” shall mean any action, arbitration, adjudication, case, cause of action, audit, claim, litigation, suit, complaint, citation, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding of whatever nature, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

(cc)                            “Regulatory Authorities” shall mean, collectively, the FDIC, the Department and all other federal or state regulatory agencies having jurisdiction over any of the Parties or their respective subsidiaries.

(dd)                          “Taxes” shall mean all taxes, charges, fees, levies, imposts or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, goods and services, ad valorem, transfer, alternative, net worth, value added, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, fines and penalties, additions to tax or additional amounts imposed by any Governmental Body and whether disputed or not.

4